UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): February 4, 2009

OMEGA HEALTHCARE INVESTORS, INC.
(Exact name of registrant as specified in charter)

Maryland	1-11316	38-3041398
(State of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

200 International Circle
 Suite 3500
Hunt Valley, Maryland 21093
(Address of principal executive offices / Zip Code)

(410) 427-1700
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

       Written communications pursuant to Rule 425 under the Securities Act.

Soliciting material pursuant to Rule 14a-12 under the Exchange Act.

Pre-commencement communications pursuant to Rule 14d—2(b) under the Exchange Act.

Pre-commencement communications pursuant to Rule 13e—4(c) under the Exchange Act.

Item 5.02   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

2008 Executive Officer Bonuses

The executive officers of Omega Healthcare Investors, Inc. (the “Company”) are eligible for annual  cash bonuses as set forth below:

Bonus Opportunity As Percentage of Base Salary

C. Taylor Pickett	100%
Daniel J. Booth	50%
Robert O. Stephenson	50%
R. Lee Crabill	50%
Michael D. Ritz	35%

The amount of bonus payments is based on criteria determined by the Compensation Committee of the Board of Directors.  For 2008, the Compensation Committee determined that fifty percent of the bonus opportunity would be based on the Company’s adjusted funds from operations (“FFO”), with the remaining fifty percent based on a subjective assessment of individual performance.  The Company’s actual adjusted FFO for 2008 exceeded budget by over $7.9 million, although adjusted FFO per share available to common stockholders was $0.0031 less than the originally budgeted per share target due to the dilutive impact of an additional common stock offering that was not anticipated in the original budget.  On September 19, 2008, the Company completed an underwritten public offering of 6.0 million shares of its common stock at a price of $16.37 per share.  The net proceeds, after deducting underwriting discounts and offering expenses, were approximately $97 million.  .  The net proceeds were used to repay indebtedness under the Company's senior credit facility and for working capital and general corporate purposes.  The Company’s Board of Directors determined that it was in the best interests of the Company to complete an equity offering at that time in view of prevailing conditions in the capital markets and general economic conditions.

On February 4, 2009, the Compensation Committee determined to payout the adjusted FFO component of executive officer bonuses, noting that it would be inappropriate to penalize executive officers for the dilutive impact of a successfully completed equity financing on favorable pricing terms, especially in view of then prevailing general economic and capital markets conditions.  The Compensation Committee also noted their subjective evaluation of the Company’s overall performance in 2008.  Accordingly, the Compensation Committee approved the following cash bonuses relating to 2008:

	Adjusted FFO- Related Portion of Bonus	Subjective Portion of Bonus	Additional Discretionary Cash Bonus	Total Cash Bonus

C. Taylor Pickett	$274,750	$274,750	--	$549,500
Daniel J. Booth	$84,625	$84,625	--	$169,250
Robert O. Stephenson	$68,000	$68,000	$20,000	$156,000
R. Lee Crabill	$65,625	$65,625	--	$131,250
Michael D. Ritz	$31,763	$31,762	$10,000	$73,525

2009 Executive Officer Bonuses

For 2009, the Compensation Committee has determined that executive officer bonuses will be entirely based on the subjective evaluation of performance, with 50% based on a review of overall corporate performance and 50% based on the review of individual corporate performance.

Information Regarding Non-GAAP Financial Measures

FFO and adjusted FFO are non-GAAP financial measures.   The Company calculates and reports FFO in accordance with the definition and interpretive guidelines issued by the National Association of Real Estate Investment Trusts ("NAREIT"), and consequently, FFO is defined as net income available to common stockholders, adjusted for the effects of asset dispositions and certain non-cash items, primarily depreciation and amortization.  The Company believes that FFO is an important supplemental measure of its operating performance.  Because the historical cost accounting convention used for real estate assets requires depreciation (except on land), such accounting presentation implies that the value of real estate assets diminishes predictably over time, while real estate values instead have historically risen or fallen with market conditions.  The term FFO was designed by the real estate industry to address this issue. FFO as used herein is not necessarily comparable to FFO of other real estate investment trusts, or REITs, that do not use the same definition or implementation guidelines or interpret the standards differently from the Company.  The Company uses FFO as one of several criteria to measure operating performance of its business.  The Company further believes that by excluding the effect of depreciation, amortization and gains or losses from sales of real estate, all of which are based on historical costs and which may be of limited relevance in evaluating current performance, FFO can facilitate comparisons of operating performance between periods. The Company offers this measure to assist the users of its financial statements in analyzing its performance; however, this is not a measure of financial performance under GAAP and should not be considered a measure of liquidity, an alternative to net income or an indicator of any other performance measure determined in accordance with GAAP.  Investors and potential investors in the Company’s securities should not rely on non-GAAP financial measures as a substitute for any GAAP measure, including net income.

Adjusted FFO is calculated as FFO available to common stockholders less non-cash stock-based compensation, litigation settlements, nursing home revenues and expenses, FIN 46 adjustments, and other non-recurring revenue and expense items as more fully set forth in the reconciliation in the Company’s earnings release included as Exhibit 99.1 to the Form 8-K furnished on February 6, 2009.  The Company believes that adjusted FFO provides an enhanced measure of the operating performance of the Company’s core portfolio as a REIT.  The Company's computation of adjusted FFO is not comparable to the NAREIT definition of FFO or to similar measures reported by other REITs.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OMEGA HEALTHCARE INVESTORS, INC.
(Registrant)

Dated:  February 10, 2009.                                                                By: /s/ C. Taylor Pickett
     C. Taylor Pickett
     President and Chief Executive Officer